Exhibit 99.3


                             ADEA RELEASE AGREEMENT

     This ADEA RELEASE AGREEMENT (the "Agreement"), dated as of November 8, 2003, is entered into by and between Avado Brands, Inc., a corporation organized and existing under the laws of Georgia (the "Company") and Thomas E. DuPree, Jr. ("Executive").

                               W I T N E S S E T H

     WHEREAS, Executive has been employed as Chief Executive Officer of the Company and has served as Chairman of the Board of Directors of the Company (the "Board");

     WHEREAS,  Executive  has  resigned  from his  position  as Chief  Executive
Officer of the Company and as a member of the Board and from all offices, directorships and other positions with the Company and any of its affiliates and subsidiaries; and

     WHEREAS, Executive and the Company have entered into a Separation and General Release Agreement, dated November 8, 2003 (the "Separation Agreement"), that addresses certain matters relating to termination of the employment relationship between Executive and the Company;

     WHEREAS, in connection with Executive's resignation, the parties hereto desire to resolve fully and finally all matters relating to the termination of the employment relationship between Executive and the Company.

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. Severance Payment. In consideration of the release by Executive set forth in Section 2, on February 13, 2004 (or within seven (7) days of the "Effective Date" of this Agreement, whichever is later), the Company shall make a one time payment to Executive in an amount equal to $137,500, less all applicable federal, state and/or local taxes and all other authorized payroll deductions. Executive agrees that he is fully and solely responsible for any and all other income tax or withholding liability, if any, and all other taxes that may attach to all amounts paid to him under this Agreement.

     Section 2. ADEA Release; Agreement Review and Revocation Period. Executive on his behalf and on behalf of each of his affiliates, associates, personal representatives, representatives, executors, heirs, administrators, successors, assigns, spouses, partners, beneficiaries, attorneys, advisors, and agents (the "Executive Releasing Parties"), for good and sufficient consideration, the receipt of which is acknowledged, releases absolutely and forever discharges the Company and each of its predecessors, successors, assigns, parents, subsidiaries, divisions, and affiliated companies, and each of their respective former, current, and future officers, directors, owners, managers, employees, partners, associates, representatives, stockholders, attorneys, advisors, and agents, and each and all of them (the "Company Released Parties"), from and against all liabilities, claims, liens, causes of action, charges, complaints, grievances, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities (collectively referred to as "Claims") under the Age Discrimination in Employment Act ("ADEA"), as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C. ss.ss. 621, et seq.) ("OWBPA") which Executive or Executive's successors in interest now own or hold or may claim to own or hold, or have at any time heretofore owned or held or claimed to have owned or held, or may at any time own or hold or claim to own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties. Executive acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that Executive would otherwise be entitled to receive; (b) Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; (c) Executive has been provided a full and ample opportunity to review this Agreement, including a period of at least forty-five (45) days within which to consider it; (d) to the extent that Executive takes less than forty-five (45) days to consider this Agreement prior to execution, Executive acknowledges that Executive had sufficient time to consider this Agreement with counsel and that Executive expressly, voluntarily and knowingly waives any additional time; and
(e) Executive is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date on which Executive signs the Agreement and that the Agreement shall not become effective or enforceable until the seven (7) day revocation period expires (the "Effective Date"). Executive further understands that Executive shall relinquish any right Executive has to the consideration specified in this Agreement if Executive exercises Executive right to revoke it. Notice of revocation must be made in writing and must be received by the Company through the Chairman of the Board, Avado Brands, Inc., Hancock at Washington, Madison, Georgia 30650, no later than 5:00 p.m. (Eastern Standard Time) on the seventh (7th) day after Executive signs this Agreement.

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     When an employer undertakes a group termination program,  such as this one, the ADEA and OWBPA require such an employer to provide each affected employee with a description of the group of employees covered by the program, the eligibility factors for such program, any time limits applicable to the program, the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program. Attached hereto as Exhibit A is the aforementioned required information relating to the Company's termination program.

     Section 3. Miscellaneous Provisions.

     (a) Fees and Expenses. Each party hereto agrees to bear its own fees and expenses relating to each of the matters referred to, contemplated by or the subject of this Agreement.

     (b) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Executive and the Company. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

     (c) Notices. All notices, requests, demands and other communications required or permitted shall be made in writing by hand-delivery, telecopier (with written confirmation) or air courier guaranteeing overnight delivery:

     (i) If to the Executive, to:

                           Thomas E. DuPree, Jr.
                           c/o Paul, Hastings, Janofsky & Walker LLP
                           600 Peachtree Street, N.E., Suite 2400
                           Atlanta, Georgia 30308
                           Attention: Walter E. Jospin

                           with a copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           600 Peachtree Street, N.E., Suite 2400
                           Atlanta, Georgia 30308
                           Attention: Walter E. Jospin

     or to such other persons or addresses as Executive shall reasonably furnish to the Company;

                           (ii) If to the Company, to:

                           Avado Brands, Inc.
                           Hancock at Washington
                           Madison, Georgia 30650
                           Attention: Chairman of the Board

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Chicago, Illinois  60606
                           Attention:  Peter C. Krupp

     or to such other persons or addresses as the Company shall reasonably furnish to Executive in writing.

     All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

     (d) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine.

     (e) Jointly Drafted. Executive understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

     (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

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     (h) Entire  Agreement.  This Agreement sets forth the entire  agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, relating to the subject matter hereof; provided, however, that (i) nothing herein shall modify or supersede any provision of the Separation Agreement, and (ii) the release and waiver of Claims set forth in Section 2 of this Agreement is in addition to the release and waiver of Claims in the Separation Agreement and is not meant to and does not excuse any of Executive's obligations under the Separation Agreement.

     (i) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by a party of any covenants or agreements contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     (j) Successors; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided that the provisions of Section 2 hereof are intended to be for the benefit of, and shall be enforceable by, each Company Released Party and his, her or its heirs, legatees, executors, administrators, legal representatives, successors and assigns. Except as set forth in the immediately preceding sentence, this Agreement is solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

     (k) Reliance. Executive understands and acknowledges that reliance is placed wholly upon Executive's own judgment, belief and knowledge as to the propriety of entering into this Agreement. Executive further acknowledges that he is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by the Company and/or its affiliates and subsidiaries, and that Executive is not relying on any other representations or statements whatsoever of the Company and/or its affiliates and subsidiaries as an inducement to enter into this Agreement, and if any of the facts upon which Executive now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement shall nonetheless remain in full force and effect.

     (l) Counsel. Executive acknowledges that he has personally read this Agreement and that he has reviewed, or has had the opportunity to review, this Agreement with legal counsel of his own choosing. Executive further acknowledges that he has been provided a full and ample opportunity to study this Agreement, that it fully and accurately reflects the content of any and all understandings and agreements between the parties concerning the matters referenced herein, that there have been no other representations or statements made by the Company and/or its affiliates and subsidiaries, and that Executive is not relying on any other representations whatsoever as an inducement to execute this Agreement.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed as of the date first above written.


                                    AVADO BRANDS, INC.



                                    By: /s/ Robert Sroka
                                        --------------------------------------
                                        Name: Robert Sroka
                                        Title: Chairman



                                    EXECUTIVE



                                    By: /s/ Thomas E. DuPree, Jr.
                                        --------------------------------------
                                    Name: Thomas E. DuPree, Jr.



Exhibits and schedules to this agreement are not filed pursuant to Item 601(b)(2) of SEC Regulation S-K. By the filing of this Form 10-Q, the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.


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